Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

September 8, 2020

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston Salem, NC 27105

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Hanesbrands Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), including up to: (i) 12,887 shares of Common Stock issuable pursuant to the Inducement Sign-On Restricted Stock Unit Grant Notice and Agreement (the “Sign-On RSU Agreement”), effective as of September 8, 2020, made by the Company and subject to acceptance by Kristin Oliver (the “Grantee”), (ii) 8,054 shares of Common Stock issuable pursuant to the Inducement Long-Term Incentive Plan Restricted Stock Unit Grant Notice and Agreement (the “LTIP RSU Agreement”), effective as of September 8, 2020, made by the Company and subject to acceptance by the Grantee, and (iii) 16,108 shares of Common Stock issuable pursuant to the Inducement Long-Term Incentive Plan Performance Stock Unit Grant Notice and Agreement (the “PSU Agreement” and, together with the Sign-On RSU Agreement and the LTIP RSU Agreement, the “Agreements”), effective as of September 8, 2020, made by the Company and subject to acceptance by the Grantee, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Hanesbrands, Inc.

September 8, 2020

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6. The Agreements;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements

Hanesbrands, Inc.

September 8, 2020

and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. Each option, award, right or other security exercisable or exchangeable for a Share pursuant to each applicable Agreement (each, an “Award”) will be duly authorized and validly granted in accordance with the applicable Agreement, and each Award will be exercised or exchanged in accordance with the terms of the applicable Agreement and such Award. The Agreements, including the terms of the Awards will be duly authorized by the Board, or a duly authorized committee thereof, and the Agreements will be accepted by the Grantee in accordance with the terms thereof, prior to the issuance of the Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares pursuant to the applicable Agreement has been duly authorized and, when and to the extent issued and delivered by the Company in accordance with the Registration Statement, the applicable Agreement, the Resolutions, any applicable Award and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Hanesbrands, Inc.

September 8, 2020

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP